Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contact:
Doug Wilburne, Textron – 401-457-2288	FOR IMMEDIATE RELEASE
Bill Pitts, Textron – 401-457-2288

Media Contact: Karen Gordon Quintal, Textron – 401-457-2362

Textron Names GE Executive Scott C. Donnelly Chief Operating Officer

Providence, RI – June 30, 2008 – Textron Inc. (NYSE:TXT) today announced that Scott C. Donnelly has been named Executive Vice President and Chief Operating officer, overseeing Textron’s manufacturing business units as well as the corporation’s Information Technology, Six Sigma, Engineering and Global Sourcing functions. Textron’s commercial finance unit will continue to report to Executive Vice President and Chief Financial Officer Ted French.

Effective immediately, Donnelly will become an Officer of Textron, a member of the company’s Management Committee (comprised of the top seven executives of the corporation) and Chairman of the company’s enterprise-wide Operations Committee.

Donnelly joins Textron as a 19-year veteran of GE, where he most recently served as president and CEO of GE Aviation, a $16 billion maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to being named CEO of GE Aviation in July 2005, Donnelly was senior vice president of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany.

“Recruiting, developing and retaining top talent is a major strategic focus at Textron, and I am pleased to have an executive of Scott Donnelly’s caliber — and with his vast multi-industry expertise — join our organization,” said Textron Chairman, President and CEO Lewis B. Campbell. “Scott brings extensive experience and a track record of success in leading complex, diverse, global businesses. Further, his experience in Lean manufacturing, global sourcing, innovation and technology management are aligned with Textron’s growth strategies. I am excited about the contributions he will make to our continued evolution as an organization — both at the enterprise and business unit levels.”

Donnelly joined GE in 1989 as manager of Electronics Design Engineering for GE’s Ocean Systems Division in Syracuse, NY. He went on to serve in leadership roles for the company, including engineering management positions with then-GE division of Lockheed Martin in both Australia and the U.S. In 1995, he moved to GE’s Industrial Control Systems business, where he held leadership positions as manager of Technology and System Development, and later general manager of Industrial Systems Technology. Donnelly was named a vice president of General Electric in 1997, responsible for Global Technology Operations at GE Healthcare.

Donnelly, 46, is a graduate of the University of Colorado with a BS degree in electrical and computer engineering.  He serves on the Engineering Advisory Committees at Cornell University

and the University of Colorado, is a member of the Board of Trustees at Siena College and the Board of Directors for the United Way of Greater Cincinnati.

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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